Exhibit 99

[The Beard Company Logo]

 THE BEARD COMPANY                                               News Release
   Enterprise Plaza, Suite 320
      5600 North May Avenue                           Herb Mee, Jr., President
  Oklahoma City, Oklahoma 73112
 (405) 842-2333    OTCBB:  BRCO

                           THE BEARD COMPANY ANNOUNCES
                         EXECUTION OF SERVICES AGREEMENT
                       WITH MAJOR MICHIGAN ENERGY COMPANY

FOR IMMEDIATE RELEASE:  Thursday, July 15, 2004

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that its wholly-owned subsidiary, Beard Technologies, Inc. ("BTI"), has signed an agreement to provide dredging services and equipment for DTE Dickerson, LLC. DTE Dickerson is a subsidiary of DTE Energy Company (NYSE:DTE), a full service energy and energy technology company, based in Detroit, Michigan.

     DTE Dickerson is a coal processing and preparation company that is recovering and processing fine coal from the Dickerson #3 Pond adjacent to the LLC's coal preparation facility in Harrison County, Ohio. BTI will provide the know-how, labor, materials and certain necessary equipment to perform the services required during the initial two year agreement term. The term is extendible at DTE Dickerson's option for an additional term of up to four years.

     Herb Mee, Jr., President of the Company, stated: "Four weeks ago we disclosed that BTI was actively working on several coal reclamation projects. We are pleased to report that the first agreement on these pending projects has now been finalized. BTI is already staffing up for the Dickerson project and expects to be moving equipment on site during the first week of August."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                            Email:  hmee@beardco.com